    SUPPLEMENT TO THE OFFER TO PURCHASE FOR CASH, DATED SEPTEMBER 19, 1995,
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                            THE C.R. GIBSON COMPANY
                                       AT

                          $9.00 NET PER SHARE IN CASH
                                       BY

                            NELSON ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                              THOMAS NELSON, INC.

     THE OFFER AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED AND WILL EXPIRE AT
        12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, OCTOBER 30, 1995
                     UNLESS THE OFFER IS FURTHER EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN THAT NUMBER OF SHARES OF COMMON STOCK OF THE C.R. GIBSON COMPANY REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS, AND (II) SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15 OF THE OFFER TO PURCHASE, DATED SEPTEMBER 19, 1995. THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION.

     THE OFFER IS BEING MADE IN CONNECTION WITH THE TENDER OFFER AND MERGER AGREEMENT, DATED AS OF SEPTEMBER 13, 1995 AND AS AMENDED OCTOBER 16, 1995, AMONG THOMAS NELSON, INC., NELSON ACQUISITION CORP., AND THE C.R. GIBSON COMPANY (THE "MERGER AGREEMENT"). THE BOARD OF DIRECTORS OF THE C.R. GIBSON COMPANY HAS APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF EACH OF THE OFFER, THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE C.R. GIBSON COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE C.R. GIBSON COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, par value $0.10 per share (the "Shares"), of The C.R. Gibson Company should either (i) complete and sign the original BLUE Letter of Transmittal previously circulated with the Offer to Purchase, dated September 19, 1995, or a facsimile thereof in accordance with the instructions in such Letter Of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary, or follow the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, dated September 19, 1995, or (ii) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he desires to tender his Shares.

    Any stockholder who desires to tender Shares and cannot deliver such Shares and all other required documents to the Depositary by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3 of the Offer to Purchase, dated September 19, 1995.

    Questions and requests for assistance or additional copies of this Supplement, the Letter of Transmittal, the Offer to Purchase, dated September 19, 1995, and other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Supplement to the Offer to Purchase.

                             ---------------------

                      The Dealer Manager for the Offer is:
                            PAINEWEBBER INCORPORATED
OCTOBER 16, 1995

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
INTRODUCTION..........................................................................    2
     1.  AMENDED TERMS OF THE OFFER...................................................    3
     2.  PROCEDURE FOR TENDERING SHARES...............................................    4
     3.  THE AMENDED TENDER OFFER AND MERGER AGREEMENT................................    4

TO THE HOLDERS OF COMMON STOCK OF
THE C.R. GIBSON COMPANY:

                                  INTRODUCTION

     This Supplement to the Offer to Purchase (this "Supplement") amends and supplements the Offer to Purchase, dated September 19, 1995 (together, the "Offer to Purchase"), of Nelson Acquisition Corp., a Delaware corporation (the "Offeror") and wholly owned subsidiary of Thomas Nelson, Inc., a Tennessee corporation (the "Parent"), with respect to its offer to purchase all outstanding shares of common stock, par value $0.10 per share (the "Shares"), of The C.R. Gibson Company, a Delaware corporation (the "Company"), at a price of $9.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase. The Offer to Purchase and the related Letter of Transmittal, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer." This Supplement is being delivered for the purpose of extending the time period of the Offer and describing certain amended terms of the Offer as a result of the proposed settlement of a complaint filed by a stockholder of the Company alleging that the directors of the Company breached their fiduciary duties in determining to proceed with the Offer. Capitalized terms used in this Supplement that are not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase, dated September 19, 1995.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF EACH OF THE OFFER, THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH CONSTITUTES AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 15 OF THE OFFER TO PURCHASE, DATED SEPTEMBER 19, 1995. THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. THE OFFEROR AND THE PARENT HAVE OBTAINED FROM CERTAIN STOCKHOLDERS OF THE COMPANY AGREEMENTS (THE "OPTION AGREEMENTS") TO TENDER PURSUANT TO THE OFFER APPROXIMATELY 26.9% OF THE OUTSTANDING SHARES.

     The Company has advised the Offeror that as of October 13, 1995 there were
(a) 7,444,039 Shares issued and outstanding, and (b) outstanding stock options to purchase an aggregate of 308,509 Shares (all of which had exercise prices less than $9.00). As of the date hereof, neither the Offeror nor the Parent beneficially owns any Shares (other than as a result of the Option Agreements). Assuming there has been no change in the number of Shares or options outstanding from the amounts shown above, there presently are 7,752,548 Shares outstanding on a fully diluted basis and the number of Shares needed to satisfy the Minimum Condition is 3,876,275. The Parent has been advised by Trust Company Bank, the Depositary for the Offer, that as of October 14, 1995, 2,739,081 Shares (or approximately 35.3% of the outstanding Shares on a fully diluted basis) had been validly tendered and not withdrawn pursuant to the Offer.

     By a complaint dated September 14, 1995 and served on the Company on September 19, 1995, Crandon Capital Partners, a Florida partnership, commenced an action in the Court of Chancery of the State of Delaware in and for New Castle County against the Company and its directors (the "Class Action Suit"). The commencement of the Class Action Suit was disclosed to the public in a press release issued by the Company and to the Securities and Exchange Commission (the "SEC") in an amendment to Schedule 14D-1 filed by the Parent on September 27, 1995. The Class Action Suit requested certification of the Company's stockholders as a class and sought to enjoin the Offer or, alternatively, to recover damages of an unspecified amount caused by the alleged breach of fiduciary duties owed by the Company's directors. The Class Action Suit alleged, among other things, that the directors of the Company breached their fiduciary duties in determining to proceed with the Offer because the consideration to be paid per Share was unfair and did not maximize stockholder value. The Parent and the Offeror have been advised by the Company that the Company believes the claims asserted in the Class Action Suit are without merit.

     On October 16, 1995, counsel for the Company and its directors entered into a Memorandum of Understanding with the plaintiff's counsel in the Class Action Suit (the "Memorandum of Understanding"). Pursuant to the Memorandum of Understanding, the Parent and the Offeror have agreed to extend the Expiration Date of the Offer to a date no earlier than October 30, 1995. The Parent, the Offeror and the Company also have agreed to amend the Merger Agreement to (i) decrease the Termination Fee from $3.0 million to $2.75 million, (ii) eliminate expenses payable to the Parent in certain circumstances and (iii) provide that the Company's obligation to keep the Parent informed of the status of any discussions or negotiations regarding a proposal to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transactions shall only require the Company to inform the Parent of the substantive terms of any such discussions or negotiations. The Parent and the Offeror have also agreed to clarify herein that (i) the Termination Fee is not payable in the event the Minimum Condition is not satisfied unless within one year after the date of the expiration of the Offer any person (other than the Offeror or any of its affiliates) shall acquire beneficial ownership of 50% or more of the outstanding Shares or shall consummate an Acquisition Proposal and (ii) the Company's obligation to keep the Parent informed of the status of any discussions or negotiations regarding an Acquisition Proposal do not require the Company to provide the Parent with step-by-step details of such discussions and negotiations, including bidding processes. In addition, the Company has agreed to provide additional disclosure to its stockholders regarding the Parent's January 17, 1994 proposal to the Company outlining a proposed combination of the Parent and the Company, and the Company's determination that such proposal was not in the best interests of the Company or its stockholders at that time. Such disclosure is contained in Amendment No. 2 to the Schedule 14D-9 of the Company delivered herewith.

     THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE OFFER TO PURCHASE, DATED SEPTEMBER 19, 1995, AND THE RELATED LETTER OF TRANSMITTAL, COPIES OF WHICH MAY BE OBTAINED AT THE OFFEROR'S EXPENSE IN THE MANNER SET FORTH ON THE BACK COVER OF THIS SUPPLEMENT. THE OFFER TO PURCHASE, DATED SEPTEMBER 19, 1995, THIS SUPPLEMENT AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. AMENDED TERMS OF THE OFFER.

     The Expiration Date of the Offer has been extended from 12:00 Midnight, New York City time, on Tuesday, October 17, 1995, to 12:00 Midnight, New York City time, on Monday, October 30, 1995. Accordingly, upon the terms and subject to the conditions of the Offer (including, if the Offer is further extended or amended, the terms and conditions of any further extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 of the Offer to Purchase, dated September 19, 1995. The term "Expiration Date" now means 12:00 Midnight, New York City time, on Monday, October 30, 1995, unless the Offeror shall have further extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

     THE MERGER AGREEMENT AND THE OFFER MAY BE TERMINATED BY THE OFFEROR AND THE PARENT IF, AMONG OTHER THINGS, THE MINIMUM CONDITION IS NOT SATISFIED. THE OFFER ALSO REMAINS SUBJECT TO OTHER TERMS AND CONDITIONS AS SET FORTH IN SECTION 15 OF THE OFFER TO PURCHASE, DATED SEPTEMBER 19, 1995, EXCEPT AS DESCRIBED IN THIS SUPPLEMENT. THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. If the Minimum Condition or any of the other conditions set forth in Section 15 of the Offer to Purchase, dated September 19, 1995, have not been satisfied by 12:00 Midnight, New York City time, on Monday, October 30, 1995 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement as described in the Offer to Purchase, elect to (a) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (b) subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered and not extend the Offer, or (c) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders.

     On October 4, 1995, the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), relating to the purchase of Shares pursuant to the Offer expired.

Accordingly, the condition to the Offeror's obligation to proceed with the Offer until the expiration or termination of the applicable waiting period under the HSR Act has been satisfied. The Offer, however, remains subject to certain other conditions, including satisfaction of the Minimum Condition. See Section 15 of the Offer to Purchase, dated September 19, 1995.

2. PROCEDURE FOR TENDERING SHARES.

     Tendering stockholders may continue to use the original BLUE Letter of Transmittal and the original GREEN Notice of Guaranteed Delivery previously circulated with the Offer to Purchase, dated September 19, 1995. Although the Letter of Transmittal previously circulated with the Offer to Purchase refers only to the Offer to Purchase, dated September 19, 1995, and to the original Expiration Date of Tuesday, October 17, 1995, stockholders using such document to tender their Shares will nevertheless have until 12:00 Midnight, New York City time, on Monday, October 30, 1995 to tender their Shares.

     STOCKHOLDERS WHO HAVE PREVIOUSLY VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN THEIR SHARES PURSUANT TO THE OFFER ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION, EXCEPT AS MAY BE REQUIRED BY THE PROCEDURE FOR GUARANTEED DELIVERY IF SUCH PROCEDURE WAS UTILIZED.

     SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE AND, UNLESS THERETOFORE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, ALSO MAY BE WITHDRAWN AT ANY TIME AFTER FRIDAY, NOVEMBER 17, 1995. SEE
SECTION 4 OF THE OFFER TO PURCHASE, DATED SEPTEMBER 19, 1995, FOR THE PROCEDURES FOR WITHDRAWING SHARES TENDERED PURSUANT TO THE OFFER.

3. THE AMENDED TENDER OFFER AND MERGER AGREEMENT.

     Pursuant to the Memorandum of Understanding, the terms of the Merger as set forth in Section 13 of the Offer to Purchase, dated September 19, 1995, have been amended as follows:

          Fees and Expenses. The Termination Fee described in the Merger Agreement has been reduced from $3.0 million to $2.75 million, and the Expenses payable by the Company to the Offeror in certain circumstances (as described in the Merger Agreement and in Section 13 of the Offer to Purchase) have been eliminated. Pursuant to the terms of the Merger Agreement, the Company is obligated to pay the Offeror the Termination Fee upon the happening of certain events, including that the Offer shall have expired at a time when the Minimum Condition shall not have been satisfied and at any time on or prior to one year after the date of the expiration of the Offer any person (other than the Offeror or any of its affiliates) shall acquire beneficial ownership of 50% or more of the outstanding Shares or shall consummate an Acquisition Proposal. The Parent and the Offeror hereby confirm that the Termination Fee shall not be due and payable solely by reason of the Offer expiring at a time when the Minimum Condition shall not have been satisfied unless within one year after the date of the expiration of the Offer any person (other than the Offeror or any of its affiliates) shall acquire beneficial ownership of 50% or more of the outstanding Shares or shall consummate an Acquisition Proposal.

          No Solicitation. Subject to the terms and conditions of the Merger Agreement, the Board of Directors of the Company may furnish information to, or enter into discussions or negotiations with, any person that makes an unsolicited bona fide proposal in writing, not subject to a financing condition, to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction if, and only to the extent that, certain conditions are satisfied, including that the Company keeps the Parent informed of the status of any such discussions or negotiations. The Parent and the Offeror have amended the Merger Agreement to provide that the obligation of the Company to keep the Parent informed of the status of any such discussions or negotiations shall only require the Company to inform the Parent of the substantive terms of any such discussions or negotiations. The Parent and the Offeror hereby confirm that such obligation does not require the Company to provide the Parent with step-by-step details of such discussions and negotiations, including bidding processes.

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                               TRUST COMPANY BANK

                             ---------------------

          By Hand:                 By Overnight Courier:                  By Mail:
     58 Edgewood Avenue              58 Edgewood Avenue                P.O. Box 4625
       Room 225 Annex                  Room 225 Annex              Atlanta, Georgia 30302
   Atlanta, Georgia 30303          Atlanta, Georgia 30303

                                 By Facsimile:
                                 (404) 332-3875
                                 (404) 332-3966

                             Confirm by telephone:
                                 (800) 568-3476

     Any questions or request for assistance or additional copies of the Offer to Purchase, the Supplement, the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 WATER STREET
                            NEW YORK, NEW YORK 10005
                 BANKS AND BROKERS CALL COLLECT: (212) 269-5550
                   ALL OTHERS CALL TOLL-FREE: (800) 735-3568

                      The Dealer Manager for the Offer is:

                            PAINEWEBBER INCORPORATED

                          1285 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                            TOLL-FREE (800) 520-5698
                                OR CALL COLLECT
                                 (212) 713-1425